News Release

Mattson Technology Contact Ludger Viefhues Mattson Technology, Inc. tel 510-492-6241 fax 510-492-5963 ludger.viefhues@mattson.com

MATTSON TECHNOLOGY, INC. ANNOUNCES
THIRD QUARTER 2005 RESULTS

FREMONT, Calif. - October 19, 2005 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the third quarter ended September 25, 2005.

Highlights of this report include:

  Achieved eighth consecutive profitable quarter.
  Increased cash 27.4 percent quarter-over-quarter to $124.3 million.
  Penetrated new account, a major silicon-on-insulator wafer manufacturer.
  Received first order for next-generation bulk strip tool from leading Japanese chipmaker.

Net sales for the third quarter were $47.7 million, down 16.5 percent from $57.1 million for the previous quarter, and down 29.9 percent from $68.0 million in the third quarter of 2004. Net sales for the third quarters of 2005 and 2004 each included royalties of $3.2 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. ("DNS"). Net income for the quarter was $3.5 million, or $0.07 per diluted share, compared with $3.3 million, or $0.06 per share, for the previous quarter, and $10.2 million, or $0.20 per share, for the third quarter of 2004. Net income for the quarter included a $2.9 million gain from an additional earn-out payment received from the sale of our Wet Business in March 2003.

Gross margin for the third quarter was 41.5 percent, up 0.5 percentage points from 41.0 percent for the previous quarter, and down 3.8 percentage points from 45.3 percent for the third quarter of 2004. Excluding the nonrecurring gain from the earn-out payment related to the sale of our Wet Business of $2.9 million, operating expenses for the quarter decreased to $19.6 million from $20.4 million for the previous quarter and $20.9 million from the third quarter of 2004, as a result of improved expense management. Excluding the nonrecurring gain, operating expenses as a percentage of net sales were 41.2 percent for the quarter, compared with 35.8 percent for the previous quarter and 30.7 percent in the third quarter of 2004.

Shipments for the third quarter were $35.9 million, down 31.2 percent from $52.2 million for the previous quarter, and down 42.6 percent from $62.5 million for the third quarter of 2004. Net bookings for the quarter were $46.0 million, up 72.9 percent from $26.6 million for the previous quarter, and down 37.9 percent from $74.1 million for the third quarter of 2004. Net bookings in the quarter resulted in a book-to-bill ratio of 1.28 to 1. Deferred revenues (which represent unrecognized revenues and pre-paid royalties received from DNS) were $25.2 million at the end of the quarter compared with $31.1 million at the end of the previous quarter, and $32.1 million at the end of the third quarter of 2004.

Cash, cash equivalents, and short-term investments at the end of the third quarter were $124.3 million, up $26.7 million from $97.6 million at the end of the prior quarter, and up $31.6 million from $92.7 million at the end of 2004.

"Our focus on operational and financial performance is paying off as we continued to generate strong cash flow and delivered the eighth consecutive profitable quarter - the strongest two-year period in the company's history," said David L. Dutton, chief executive officer of Mattson Technology.

"Since the last cycle, we expanded our product portfolio with the Aspen III eHighlands low-k/copper strip system, the next-generation bulk strip tool and the fRTP flash millisecond annealing system. These tools are gaining acceptance by existing and new customers. In the third quarter, we received the first order for our next-generation bulk strip tool from a major Japanese logic chipmaker. We also received orders for multiple Helios systems from a leading silicon-on-insulator wafer manufacturer, which further strengthens our position in the wafer manufacturing market."

"We will continue to leverage our leading-edge technologies in order to drive share gains in new and existing markets," concluded Dutton.

Attached to this news release are preliminary unaudited condensed consolidated statements of operations and balance sheets.

Forward-Looking Guidance: New order bookings in the fourth quarter of 2005 are expected to range between $42 million and $47 million. Fourth quarter 2005 net sales are expected to range between $47 million and $52 million. Gross margin in the fourth quarter is expected to be in the range of approximately 40 percent to 45 percent.

On Wednesday, October 19, 2005, at 5:30 PM Eastern Time (2:30 PM Pacific Time), Mattson will hold a conference call to review the following topics: third quarter 2005 financial results, current business conditions and the near-term business outlook. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company's future prospects, including, but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company's products; customer acceptance of delivered products and the company's ability to collect amounts due upon shipment and upon acceptance; the company's ability to timely manufacture, deliver and support ordered products; the company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company's competitors; the company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

(consolidated financial tables follow)

# # #

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Net sales	$ 47,663	$ 68,038	$ 159,788	$ 181,314
Cost of sales	27,905	37,247	94,375	102,112
Gross margin	19,758	30,791	65,413	79,202
Operating expenses:
Research, development and engineering	6,484	5,616	19,778	15,970
Selling, general and administrative	12,648	14,956	39,760	41,299
Amortization of intangibles	500	328	1,500	985
Gain on disposition of Wet Business	(2,862)	-	(2,862)	-
Total operating expenses	16,770	20,900	58,176	58,254
Income from operations	2,988	9,891	7,237	20,948
Interest and other income (expense), net	618	307	199	232
Income before income taxes	3,606	10,198	7,436	21,180
Provision (benefit) for income taxes	61	1	(435)	308
Net income	$ 3,545	$ 10,197	$ 7,871	$ 20,872
Net income per share:
Basic	$ 0.07	$ 0.20	$ 0.15	$ 0.43
Diluted	$ 0.07	$ 0.20	$ 0.15	$ 0.41
Shares used in computing net income per share:
Basic	51,504	49,922	51,431	49,085
Diluted	52,784	51,051	52,719	50,588

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 25,	December 31,
	2005	2004
	(unaudited)	(1)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 124,276	$ 92,652
Accounts receivable, net	30,460	58,288
Advance billings	10,914	16,793
Inventories	34,988	43,509
Inventories - delivered systems	1,468	5,258
Prepaid expenses and other assets	11,964	11,233
Total current assets	214,070	227,733
Property and equipment, net	21,707	27,396
Goodwill	20,005	24,451
Intangibles, net	11,397	12,897
Other assets	1,297	950
Total assets	$ 268,476	$ 293,427

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 11,181	$ 19,122
Accrued liabilities	37,105	47,705
Deferred revenue	25,167	30,313
Total current liabilities	73,453	97,140

Long-term liabilities:
Deferred income taxes	125	4,901
Total long-term liabilities	125	4,901

Total liabilities	73,578	102,041

Stockholders' equity:

Common stock	52	52
Additional paid-in capital	612,883	610,690
Accumulated other comprehensive income	9,475	16,027
Treasury stock	(2,987)	(2,987)
Accumulated deficit	(424,525)	(432,396)
Total stockholders' equity	194,898	191,386
	$ 268,476	$ 293,427

_________

(1)    Derived from audited financial statements